LIFE PARTNERS HOLDINGS, INC. ANNOUNCES

QUARTERLY DIVIDEND

Waco, TX – September 6, 2013 – Life Partners Holdings, Inc. (Nasdaq GS: LPHI), parent company of Life Partners, Inc., announced that it would pay a quarterly dividend of $0.05 per share to be paid on or about September 20, 2013 for shareholders of record as of September 17, 2013.

Life Partners is the world’s oldest and one of the most active companies in the United States engaged in the secondary market for life insurance, commonly called “life settlements.” Since its incorporation in 1991, Life Partners has completed over 151,000 transactions for its worldwide client base of over 29,000 high net worth individuals and institutions in connection with the purchase of over 6,500 policies totaling over $3 billion in face value.

**********

LPHI-D

Contact:

Andrea Atwell

Life Partners Holdings, Inc.

Shareholder Relations

254-751-7797

info@LPHI.com

www.lphi.com